PRESS RELEASE

FOR IMMEDIATE RELEASE

Southern Community Financial Corporation
Announces Results for the Year and Fourth Quarter Ended December 31, 2006
Strong Growth and Expansion into New Markets in 2006

Winston-Salem, North Carolina, January 31, 2007 - Southern Community Financial Corporation (NASDAQ: SCMF and SCMFO) (the “Company”), the holding company for Southern Community Bank and Trust, reported operating results for the three and twelve month periods ended December 31, 2006. For the fourth quarter ended December 31, 2006, the Company reported net income of $1.94 million, a 2.2% increase from $1.90 million for the same period one year ago. Earnings per diluted share were $0.11 in the fourth quarter of 2006, a 10% increase from $0.10 per share reported in the fourth quarter of 2005. As for the year ended December 31, 2006, net income totaled $4.2 million, or $0.24 per share, a decrease from the $7.7 million, or $0.42 per share, earned for the same period in 2005. The decrease is due primarily to the major initiative undertaken by Southern Community to restructure its balance sheet, which resulted in a one time after tax charge of $2.7 million in the second quarter of 2006.

Significant milestones achieved during 2006:
➢ Celebrated 10 year anniversary on November 18, 2006;
➢ Achieved strong year-over-year growth in both loans and deposits of 18.9% and 8.8%, respectively;
➢ Continued to maintain strong credit quality;
➢ Achieved solid year-over-year growth in interest-bearing non-maturity deposits of $78.0 million, or 24.8%;
➢ Increased service charge income on deposit accounts by 15.0% in 2006;
➢ Opened new regional offices in the growth markets of Asheville and Mooresville, North Carolina;
➢ After only 10 years of operations, advanced into third position in deposit market share in our home base of Forsyth County and fifth in the Triad;
➢ Opened a state of the art Operations Center to support future growth.

Net interest income of $10.4 million for the fourth quarter of 2006 represented a 7.5% increase compared with $9.7 million reported in the same quarter a year ago. For the year, net interest income increased to $40.7 million from $37.0 million for the year ended December 31, 2005, a rise of 10.2%. The growth in net interest income resulted from the growth in the Company’s loan portfolio coupled with expansion of the net interest margin. Average loans increased 14.4% to $958.0 million in 2006 from $837.5 million in 2005. Compared to the year ended December 31, 2005, the net interest margin rose 10 basis points from 3.20% to 3.30% in the current year, primarily due to an increase in average loans and increases in lower cost non-maturity deposits. On a linked quarter basis, the net interest margin decreased seven basis points from 3.29% to 3.22% as a result of the repricing of maturing time deposits at higher rates and the impact of the inverted yield curve. The 2006 provision for loan losses of $2.5 million was $1.56 million greater than 2005. The 2005 provision for loan losses benefited from the successful resolution of certain credits for which losses had been previously provided.

The Company Continues To Generate Solid Fee Income
Growth in service charges on deposit accounts resulted in a 14.0% rise in non-interest income over the fourth quarter of 2005. Non-interest income totaled $2.3 million in the fourth quarter compared to $2.0 million in the prior year period. During the fourth quarter of 2006 service charges on deposit accounts grew by 6.8% to $1.1 million from $1.0 million in the fourth quarter of 2005. For the year ended December 31, 2006, non-interest income was $3.7 million compared to the $7.1 million reported in 2005. The decline in non-interest income from 2005 is primarily due to the $4.2 million pre-tax loss on the sale of investment securities recorded in the second quarter of 2006 related to our balance sheet restructuring. For the year ended December 31, 2006, service charges on deposit accounts grew by 15.0% to $4.3 million from $3.8 million for 2005. Other income, excluding sales of investment securities and gains and losses on derivative transactions, at $4.3 million for the 2006 year was consistent with the 2005 period.

Non-interest expense for the quarter increased by 12.4% over the fourth quarter of 2005 and totaled $9.6 million compared to $8.5 million in the year ago period, reflecting costs associated with offices opened during 2006 in Mooresville, Asheville and additional staffing for Raleigh. For the year, non-interest expenses grew 14.3% to $35.8 million in 2006 from $31.3 million for 2005 as we continued the expansion of our franchise into new markets in North Carolina and invested in our infrastructure through the addition of people and technology to support our growing customer base.

Total Assets Increase to $1.4 Billion - Up 11.6% for the Year
As of December 31, 2006, the Company reported total assets of $1.4 billion, representing a year-over-year increase of $148.9 million, or 11.6% driven primarily by increases in the loan portfolio.

Loans and Deposits Exceed $1.0 Billion
At year-end 2006, the loan portfolio totaled $1.03 billion, an increase of $164.6 million, or 18.9% from December 31, 2005 and $17.4 million or 1.7% over September 30, 2006.

Total deposits grew to $1.02 billion at December 31, 2006, an increase of $82.6 million or 8.8% from December 31, 2005 and $3.7 million or 0.4% over September 30, 2006.

The Company continues to focus on attracting non-maturity deposits to improve the funding mix and reduce funding costs. Those efforts are reflected in a $78.0 million or 24.8% increase year-over-year in money market, savings and NOW account deposits which ended the year at $393.2 million. On a linked-quarter basis, demand deposits increased to $109.0 million at December 31, 2006, an increase of 8.7% from September 30, 2006 and money market, savings and NOW account balances increased 9.1% from September 30, 2006.

Asset Quality
The Company’s allowance for loan losses equaled $13.0 million, or 1.26% of total loans and 495% of non-performing loans at December 31, 2006. Credit quality metrics remained strong as non-performing loans totaled $2.6 million or 0.26% of total loans at quarter-end, a decrease from the $3.0 million or 0.30% of total loans as reported for September 30, 2006. Net charge-offs as a percentage of average loans were 0.13% for 2006, down slightly from 0.14% for the prior year.

At December 31, 2006, stockholders’ equity totaled $136.2 million and represented 9.48% of total assets. Regulatory capital ratios remain strong and are all in excess of the “well-capitalized” threshold.

Southern Community Financial Corporation Chairman and Chief Executive Officer F. Scott Bauer commented, “This was a difficult earnings year in which we took the necessary steps to prepare Southern Community for the next ten years. In 2006 we made strategic decisions to protect our margins and balance sheet in this very tough interest rate environment. Our people did a great job in producing quality loan and core deposit growth while providing superior service to our customers. We are well positioned for the future in the fastest growing markets in North Carolina and have an exciting future ahead. Our entire team thanks our customers and shareholders for their support.”

Southern Community Financial is headquartered in Winston-Salem, North Carolina and is the holding company of Southern Community Bank and Trust, a community bank with twenty-one branches throughout North Carolina.

Southern Community Financial Corporation’s common stock and trust preferred securities are listed on the NASDAQ Global Select Market under the trading symbols SCMF and SCMFO, respectively. Additional information about Southern Community is available on its website at www.smallenoughtocare.com or by email at investor.relations@smallenoughtocare.com.

Southern Community’s executive management team will host a conference call on February 1, 2007 at 10:00 AM Eastern Time to discuss the year-end results. The call can be accessed by dialing 888-858-4756.

This news release contains forward-looking statements. Such statements are subject to certain factors that may cause the Company’s results to vary from those expected. These factors include changing economic and financial market conditions, competition, ability to execute our business plan, items already mentioned in this press release, and other factors described in our filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s judgment only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events and circumstances that arise after the date hereof.

For additional information:
F. Scott Bauer. Chairman/CEO
David W. Hinshaw, CFO
(336) 768-8500

Southern Community Financial Corporation
(Dollars in thousands except per share data)
(Unaudited)

	For the three months ended					For the year ended
	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Dec 31,	Dec 31,
Income Statement	2006	2006	2006	2006	2005	2006	2005

Total Interest Income	$23,233	$22,151	$20,862	$19,274	$18,669	$85,520	$68,097
Total Interest Expense	12,807	11,936	10,830	9,225	8,974	44,798	31,128
Net Interest Income	10,426	10,215	10,032	10,049	9,695	40,722	36,969

Provision for Loan Losses	600	730	705	475	380	2,510	950

Net Interest Income after Provision for Loan Losses	9,826	9,485	9,327	9,574	9,315	38,212	36,019

Non-Interest Income
Service Charges on Deposit Accounts	1,109	1,076	1,098	1,035	1,038	4,318	3,755
Gain (Loss) on Sale of Investment Securities	44	30	(4,230)	-	(322)	(4,156)	(266)
Gain (Loss) and Net Cash Settlement on Economic Hedges	(25)	296	(582)	(486)	(243)	(797)	(664)
Other Income	1,209	1,287	1,029	788	1,576	4,313	4,309
Total Non-Interest Income	2,337	2,689	(2,685)	1,337	2,049	3,678	7,134

Non-Interest Expense
Salaries and Employee Benefits	4,936	4,776	4,630	4,484	4,389	18,826	16,042
Occupancy and Equipment	1,819	1,728	1,680	1,608	1,614	6,835	5,786
Other	2,834	2,425	2,542	2,340	2,530	10,141	9,491
Total Non-Interest Expense	9,589	8,929	8,852	8,432	8,533	35,802	31,319

Income Before Taxes	2,574	3,245	(2,210)	2,479	2,831	6,088	11,834
Provision for Income Taxes	632	1,163	(780)	875	931	1,890	4,161

Net Income	$1,942	$2,082	$(1,430)	$1,604	$1,900	$4,198	$7,673

Net Income per Share
Basic	$0.11	$0.12	$(0.08)	$0.09	$0.11	$0.24	$0.43
Diluted	$0.11	$0.12	$(0.08)	$0.09	$0.10	$0.24	$0.42

Balance Sheet	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,
	2006	2006	2006	2006	2005

Assets
Cash and due from Banks	$29,160	$26,390	$30,304	$25,807	$24,606
Federal Funds Sold & Int Bearing Balances	783	887	1,010	596	648
Investment Securities	255,496	256,091	249,496	290,616	291,916

Loans	1,033,411	1,015,984	959,085	921,195	868,827
Allowance for Loan Losses	(13,040)	(12,990)	(12,626)	(12,211)	(11,785)
Net Loans	1,020,371	1,002,994	946,459	908,984	857,042

Bank Premises and Equipment	40,492	40,604	36,753	36,226	31,259
Goodwill	49,792	49,792	49,792	49,792	49,792
Other Assets	40,371	40,709	39,190	32,795	32,350

Total Assets	$1,436,465	$1,417,467	$1,353,004	$1,344,816	$1,287,613

Liabilities and Stockholders' Equity
Deposits
Non-Interest Bearing	$108,950	$100,257	$106,605	$112,341	$111,226
Money market, savings and NOW	393,152	360,459	326,626	347,034	315,112
Time	522,480	560,140	545,316	538,720	515,611
Total Deposits	1,024,582	1,020,856	978,547	998,095	941,949

Borrowings	265,297	251,105	230,213	200,986	201,737
Accrued Expenses and Other Liabilities	10,361	10,031	10,120	10,138	9,042
Total Liabilities	1,300,240	1,281,992	1,218,880	1,209,219	1,152,728

Total Stockholders' Equity	136,225	135,475	134,124	135,597	134,885

Total Liabilities and Stockholders' Equity	$1,436,465	$1,417,467	$1,353,004	$1,344,816	$1,287,613

Book Value per Share	$7.83	$7.75	$7.61	$7.67	$7.66

						As of or for the
	As of or for the three months ended					year ended
	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Dec 31,	Dec 31,
	2006	2006	2006	2006	2005	2006	2005

Per Share Data:
Basic Earnings per Share	$0.11	$0.12	($0.08)	$0.09	$0.11	$0.24	$0.43
Diluted Earnings per Share	$0.11	$0.12	($0.08)	$0.09	$0.10	$0.24	$0.42
Book Value per Share	$7.83	$7.75	$7.61	$7.67	$7.66	$7.83	$7.66
Cash dividends paid (1)	$0.035	$0.035	$0.035	$0.030	$0.030	$0.135	$0.210

Selected Performance Ratios:
Return on Average Assets (annualized) ROA	0.54%	0.60%	-0.42%	0.50%	0.58%	0.31%	0.60%
Return on Average Equity (annualized) ROE	5.70%	6.15%	-4.24%	4.83%	5.56%	3.11%	5.67%
Return on Tangible Equity (annualized)	9.22%	9.99%	-6.86%	7.85%	8.99%	5.05%	9.21%
Net Interest Margin	3.22%	3.29%	3.27%	3.44%	3.28%	3.30%	3.20%
Net Interest Spread	2.84%	2.92%	2.90%	3.06%	2.91%	2.92%	2.86%
Non-interest Income as a % of Revenue	18.31%	20.84%	-36.54%	11.74%	17.44%	8.28%	16.18%
Non-interest Income as a % of Average Assets	0.65%	0.78%	-0.79%	0.41%	0.62%	0.27%	0.56%
Non-interest Expense to Average Assets	2.67%	2.59%	2.60%	2.61%	2.59%	2.62%	2.44%
Efficiency Ratio	75.13%	69.20%	120.48%	74.06%	72.66%	80.64%	71.01%

Asset Quality:
Nonperforming Loans	$2,636	$3,011	$2,148	$2,058	$1,408	$2,636	$1,408
Nonperforming Assets	$3,531	$3,536	$2,233	$2,187	$1,688	$3,531	$1,688
Nonperforming Loans to Total Loans	0.26%	0.30%	0.22%	0.22%	0.16%	0.26%	0.16%
Nonperforming Assets to Total Assets	0.25%	0.25%	0.17%	0.16%	0.13%	0.25%	0.13%
Allowance for Loan Losses to Period-end Loans	1.26%	1.28%	1.32%	1.33%	1.36%	1.26%	1.36%
Allowance for Loan Losses to Nonperforming Loans (X)	4.95	4.31	5.88	5.93	8.37	4.95	8.37
Net Charge-offs to Average Loans (annualized)	0.21%	0.15%	0.12%	0.02%	0.17%	0.13%	0.14%

Capital Ratios:
Equity to Total Assets	9.48%	9.56%	9.91%	10.08%	10.48%	9.48%	10.48%
Tangible Equity to Total Tangible Assets (2)	6.12%	6.14%	6.33%	6.48%	6.72%	6.12%	6.72%

Average Balances:
Year to Date
Interest Earning Assets	$1,232,305	$1,215,079	$1,207,209	$1,184,008	$1,156,418
Total Assets	1,368,223	1,349,093	1,338,308	1,309,224	1,281,283
Total Loans	958,001	935,923	913,028	887,704	837,467
Equity	134,886	134,806	135,059	134,718	135,342
Interest Bearing Liabilities	1,115,747	1,097,199	1,084,807	1,055,889	1,029,089

Quarterly
Interest Earning Assets	$1,283,422	$1,230,562	$1,230,155	$1,184,008	$1,173,485
Total Assets	1,424,990	1,370,311	1,367,073	1,309,224	1,308,496
Gross Loans	1,023,515	980,966	938,074	887,704	863,047
Equity	135,123	134,308	135,396	134,718	135,686
Interest Bearing Liabilities	1,170,786	1,121,579	1,113,408	1,055,889	1,046,617

Weighted Average Number of Shares Outstanding
Basic	17,431,542	17,571,030	17,640,808	17,624,034	17,676,048	17,566,315	17,825,152
Diluted	17,611,284	17,738,817	17,640,808	17,857,395	17,944,031	17,758,629	18,133,859
Period end outstanding shares	17,405,940	17,487,801	17,615,355	17,673,077	17,612,472	17,405,940	17,612,472

(1)	- Cash dividends paid for the twelve months ended December 31, 2005 represented an annual dividend of $0.12 and three quarterly dividends of $0.03 each.
(2)	- Tangible Equity to Total Tangible Assets is period-ending equity less intangibles, divided by period-ending assets less intangibles.

Management provides the above non-GAAP measure, footnote (2) to provide readers with the impact of purchase accounting on this key financial ratio.